DREYFUS PREMIER NEXTECH FUND

                      URGENT 4TH NOTICE - PLEASE RESPOND


Dear Shareholder:

Over the past several months, we have mailed proxy materials to you regarding the Special Meeting of Shareholders of the Dreyfus Premier NexTech Fund. This letter is to notify you that the Special Meeting of Shareholders has, once again, been rescheduled and will now be held on November 19, 2003. To date, we have no record of receiving your vote on the important proposal described in the proxy materials. However, with the rescheduling of the meeting, you still have time to cast your vote.

The initial shareholder meeting was held on September 18, 2003 and adjourned to October 21, 2003 to allow additional time to obtain the quorum required. Because we did not have a quorum on October 21st , the meeting has been adjourned for a second time to November 19, 2003.


                          YOUR FUND NEEDS YOUR VOTE!

Although the response thus far has been overwhelmingly favorable, we have not yet received the necessary participation to meet all of the voting requirements that we face. Legally, in order for a proxy proposal to pass, a certain number of outstanding shares must be voted in favor of the proposal.

Please join many of your fellow shareholders and vote for the proposal. To cast your vote, simply complete the enclosed proxy card and return it in the postage-paid envelope provided. As a matter of convenience, you may cast your vote via the internet or by telephone. Instructions for casting your vote via the internet or by telephone are printed on the enclosed proxy ballot. Additionally, the required control number for either of these methods is printed on the proxy card. If you choose to cast your vote via the internet or by telephone, there is no need to mail the enclosed proxy card.



      If you have further questions regarding the proposal or the voting process, please do not hesitate to call D.F. King & Co., Inc., the Fund's proxy solicitor, toll free at 1-800-628-8528.




             PROXY STATEMENT PURSUANT TO SECTION 14(a)
               OF THE SECURITIES EXCHANGE ACT OF 1934

                       Filed by the Registrant                             [X]
              Filed by a Party other than the Registrant                   [ ]

Check the appropriate box:

[]  Preliminary Proxy Statement

[]  Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2)

[]  Definitive Proxy Statement

[X] Definitive Additional Materials

[]  Soliciting Material under Rule 14a-12



                        Dreyfus Premier Opportunity Funds
                        ---------------------------------
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) ] and 0-11.

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    (4) Proposed maximum aggregate value of transaction:

    (5) Total Fee Paid:

[]  Fee paid previously with preliminary materials.

[] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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    (1) Amount Previously Paid:
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